                          JULIUS BAER INVESTMENT FUNDS

                             Amended Rule 18f-3 Plan

RULE 18F-3

         Pursuant to Rule 18f-3 ("Rule 18f-3") of the Investment Company Act of 1940, as amended (the "1940 Act"), an open-end investment company whose shares are registered on Form N-1A may issue more than one class of voting stock (hereinafter referred to as "shares"), provided that such multiple classes of shares differ either in the manner of distribution, or in services they provide to shareholders, or both. Julius Baer Investment Funds (the "Trust"), a registered open-end investment management company whose shares are registered on Form N-1A, consisting of the Julius Baer International Equity Fund and the Julius Baer Global Income Fund and any future fund or series created by the Trust or the Trust's investment adviser, Bank Julius Baer & Co., Ltd., New York branch, or its affiliates (each a "Fund", and collectively, the "Funds"), may offer to shareholders multiple classes of shares in the Funds in accordance with the Rule 18f-3 and this Amended Rule 18f-3 Plan (or as further amended) as described herein, upon approval of the Board of Trustees of the Trust.

AUTHORIZED CLASSES

         Each Fund may issue two classes of shares: Class A and Class I shares (each a "Class", and collectively, the "Classes"). Class A shares will be offered with a Rule 12b-1 distribution fee and Shareholder Services Fee payable at an annual rate of up to 0.25% of the Fund's average daily net assets attributable to Class A shares, a Co-Administration Fee payable at an annual rate of up to 0.25% for Julius Baer International Equity Fund, and up to 0.15% for Julius Baer Global Income Fund, of the average daily net assets attributable to Class A shares of each Fund, and with a minimum initial investment of $2,500 for regular accounts and substantially lower minimum initial investments for retirement accounts. Class I shares will be offered with a minimum initial investment of $250,000 and without distribution fees, shareholder servicing fees or co-administration fees.

         The Classes of shares issued by each Fund will be identical in all respects except for Class designation, investment minimum and the allocation of certain expenses directly related to the distribution and service arrangements of each Class. In addition, for each Fund, (i) each Class shall have exclusive voting rights on any matter submitted to shareholders that relate solely to the arrangement of that Class, (ii) each Class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of the other Class, and (iii) in all other respects, each Class shall have the same voting rights and obligations as the other Class. Shares of each Class will represent interests in the same investment portfolio. Therefore, each class is subject to the same investment objectives, policies and limitations.

CLASS EXPENSES

         Each Class of shares shall bear expenses, not including advisory or custodial fees or other expenses related to the management of the Fund's assets, that are directly attributable to the kind or degree of services rendered to that Class ("Class Expenses"). Class Expenses, including the investment advisory fee or the fee of other service providers, may be waived or reimbursed by the Fund's investment adviser, underwriter or any other provider of services to the Fund.

         For each Fund, income, realized gains and losses, unrealized appreciation and depreciation, and fund-wide expenses shall be allocated to each Class based on (i) the net assets of that Class in relation to the net assets of the Fund, (ii) the "Simultaneous Equations Method" (as that term is defined under the 1940 Act), or (iii) any other appropriate method that a majority of the Trustees of the Fund, and a majority of the Trustees who are not interested persons of the Fund, determine is fair to the shareholders of each Class and will result in an annualized rate of return of each Class that differs from that of the other Class only by the expense differentials among the Classes.

EXCHANGES AND CONVERSION PRIVILEGES

         Neither of the Funds may offer exchange and conversion features between the Classes unless otherwise approved by the Board of Trustees of the Trust.



                                       2